The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE For More Information, Contact:

March 9, 2006	Crystal B. Leiderman Director, Investor Relations 800-847-5322

Jim Drewitz, Investor Relations

972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES PRIVATE OFFERING OF CONVERTIBLE NOTES

Company Restructures Debt to Support Capital Expenditures and Growth Strategy;
Conference Call Scheduled for 4:30 pm EST, Thursday, March 9, 2006

VIENNA, Virginia, March 9, 2006 – The Allied Defense Group, Inc. (AMEX:ADG) announces it has entered into definitive agreements to sell
$30 million of convertible senior subordinated step-down notes that are due in 2011 and stock purchase warrants to several institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933. Cowen & Company acted as exclusive placement agent for the offering.

The notes initially carry a 7.50% coupon, payable quarterly, and are convertible into shares of The Allied Defense Group’s common stock at $26.46 per share. The coupon may decline to 5.00% upon the Company achieving certain milestones. The sale included warrants to purchase 226,800 shares of common stock at $27.68 per share that expire in March 2011.

The company expects to close the transaction upon approval from The American Stock Exchange and will use the proceeds from the sale to repay existing debt and for other general corporate purposes, including working capital to support new growth and for capital expenditures.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “We are very pleased with the terms of this financing, which enables us to retire a much higher coupon senior note, thereby allowing us to retain cash that we would have otherwise paid out in 2006 and eliminating the constraints on our operations imposed by the covenants of the previous note. Our goal is to enhance the strength of our balance sheet and provide flexibility to pursue our growth strategies. We appreciate the support of our new institutional investors and believe this financing serves as a further indication of Allied’s potential for growth in 2006 and beyond.”

“The Company is in discussions with several banks to put in place a new senior secured facility to allow for additional liquidity and growth. That senior facility is expected to be in the range of $10-20 million. We have an aggressive plan for growth and we look forward to continuing to build wealth for our shareholders,” concluded Major General Marcello.

The Company will be hosting a conference call on Thursday, March 9, 2006 at 4:30 p.m. EST. To access the call, please dial (800) 936-9754 within the United States and (973) 935-2048 outside the United States. The call will also be available as a webcast on the Company’s website at www.allieddefensegroup.com.

A replay of the call will be available from Thursday, March 9, 2006 at 7:30 p.m., EST, through Thursday, March 16, 2006. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 7139269.

The announcement of this placement of convertible senior subordinated notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes. The convertible senior subordinated notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.